UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2020

R. R. DONNELLEY & SONS COMPANY

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-4694	36-1004130
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 West Wacker Drive, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 326-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RRD	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 30, 2020, R. R. Donnelley & Sons Company (the “Company”) entered into an Indenture, dated as of March 30, 2020 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 30, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. On March 16, we announced that the Company agreed to issue approximately $297 million aggregate principal amount of 8.50% Senior Notes due 2029 (the “New Notes”) in exchange (the “Exchange”) for approximately $277 million aggregate principal amount of its outstanding indebtedness (the “Exchange Notes”) pursuant to privately negotiated agreements with the largest holder of its outstanding senior notes.

The Company is effecting the Exchange in a series of closings that the Company expects to complete by mid-April 2020. There are no material conditions to complete the remainder of the Exchange. As of 5:30 p.m., New York time, on April 2, 2020, the Company had issued approximately $198 million of New Notes under the Indenture in exchange for approximately $185 million of Exchange Notes. The Company has not and will not receive any proceeds from the issuance of any of the New Notes.

The New Notes are senior unsecured obligations of the Company and are not guaranteed. The New Notes rank equally with the Company’s other unsecured and unsubordinated debt obligations. Interest is payable on the New Notes semi-annually in arrears at an annual rate of 8.50%, on April 15 and October 15 of each year, beginning on October 15, 2020. The New Notes will mature on April 15, 2029.

The Company may, at its option, redeem the New Notes in whole at any time or in part from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the New Notes to be redeemed and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest in respect of the New Notes to be redeemed (not including any portion of those payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the Indenture) plus 25 basis points, plus accrued interest to the redemption date. Upon the occurrence of certain change of control triggering events, each noteholder will have the right to require the Company to offer to repurchase all or any part of their New Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the repurchase date.

The Indenture contains covenants, subject to customary exceptions and qualifications, that limit the ability of the Company and its restricted subsidiaries to, among other things:

•	incur liens;

•	enter into sale and leaseback transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets.

The Indenture also provides for customary events of default for issuances of this type.

The New Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The foregoing description of the Base Indenture and the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture. Copies of the Base Indenture and the Supplemental Indenture are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of March 30, 2020, between the Company and U.S. Bank National Association, as trustee

4.2	First Supplemental Indenture, dated as of March 30, 2020, between the Company and U.S. Bank National Association, as trustee

4.3	Form of 8.50% Senior Notes due 2029 (included in Exhibit 4.2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

R.R. DONNELLEY & SONS COMPANY

By:	/s/ Terry D. Peterson
Terry D. Peterson
Executive Vice President and Chief Financial Officer

Date: April 3, 2020